EXHIBIT 99.1

For Immediate Release

Contact:

Frederick L. Hickman, President and CEO

(570) 344-6113

NORTH PENN BANCORP, INC. REPORTS FOURTH QUARTER AND

YEAR END RESULTS.

February 12, 2008, Scranton, Pennsylvania – North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP) announced today results for the quarter and year ended December 31, 2007.

The Company reported net income of $63,000 or $.04 per share for the quarter ended December 31, 2007 as compared to $45,000 or $.03 per share for the quarter ended December 31, 2006 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on October 1, 2007).  For the full year, net income was $301,000 or $0.20 per share, as compared to $315,000 or $0.22 per share for the year ended December 31, 2006.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on October 1, 2007.  As part of the conversion, the Company sold 850,000 shares of common stock to depositors and members of the public and existing shares of old North Penn Bancorp common stock were converted into the right to receive 1.092 shares of the Company’s common stock.

For the fourth quarter, net interest income increased $54,000 or 5.9% to $969,000 while other income increased $3,000 or 3.3% to $92,000, as compared to the fourth quarter in 2006.  Other expenses increased $94,000 or 10.5% to $993,000 and the provision for income taxes decreased $45,000 as compared to the same period in 2006.  The increase in net interest income was due to a decrease in interest paid on customer deposits and overnight borrowings, while the increase in other expenses primarily resulted from an increase in salaries and employee benefits due to additional personnel.

For 2007, net interest income increased $92,000 or 2.6% to $3.6 million and other income increased $125,000 or 35.9% to $473,000. Other expenses increased $247,000 or 7.4% to $3.6 million for the full year.  The increase in net interest income was largely due to an increase in interest earned on loans. The increase in other income was due to gains on investment sales made during the year and a gain made on the sale of a portion of our mortgage portfolio.  The increase in other expenses primarily resulted from increases in salaries and employee benefits due to additional personnel as well as increased internal auditing costs in order to comply with section 404 of the Sarbanes Oxley Act.

The Company’s total assets were essentially unchanged at $122.5 million at December 31, 2007 compared to December 31, 2006.  Net loans increased $2.0 million or 2.2% to $97.2 million at December 31, 2007 from $95.2 million at December 31, 2006.  During the year, the Company sold $4.5 million in residential mortgages to reduce interest rate risk. Customer deposits decreased $3.0 million or 3.5% to $83.7 million at December 31, 2007 from $86.7 million at December 31, 2006.  The decrease in deposits reflected the runoff of $10.3 million of certificates of deposit due to the Company's decision not to match more aggressive competition, offset by an increase of $7.3 million in savings accounts. Total stockholders’ equity amounted to $20.2 million or 16.5% of total assets at December 31, 2007.

Nonperforming assets were $378,000 or 0.3% of total assets at December 31, 2007 as compared to $594,000 or 0.5% of total assets at December 31, 2006.  The nonperforming assets at December 31, 2007 included $316,000 in nonperforming single-family residential real estate loans and $29,000 in consumer loans.  The allowance for loan losses was $1.2 million or 309.8% of nonperforming loans at December 31, 2007 as compared to $1.1 million or 188.7% at December 31, 2006.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which North Penn Bancorp and North Penn Bank are engaged.

NORTH PENN BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)	December 31, 2007	December 31, 2006

Selected Financial Condition Data:
Total assets	$122,532	$122,456
Cash and cash equivalents	3,178	4,116
Securities available-for-sale	13,366	14,227
Loans receivable, net	97,247	95,154
Deposits	83,683	86,746
Borrowings	17,879	21,741
Stockholders' equity	$20,230	$13,126

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Selected Operations Data:
Total interest income	$1,881	$1,921	$7,452	$7,032
Total interest expense	912	1,006	3,860	3,532
Net interest income	969	915	3,592	3,500
Provision for loan losses	20	30	86	120
Net interest income after provision for loan losses	949	885	3,506	3,380
Noninterest income	95	92	473	348
Noninterest expense	993	899	3,586	3,339
Income before income tax expense	51	78	393	389
Income tax expense	(12)	33	92	74
Net income	$63	$45	$301	$315

Earnings per share - basic	$0.04	$0.03	$0.20	$0.22
Earnings per share - diluted	0.04	0.03	0.20	0.22
Weighted average shares outstanding - basic	1,528,385	1,443,934	1,468,869	1,443,892
Weighted average shares outstanding - diluted	1,529,214	1,444,094	1,469,698	1,444,052

	Three Months Ended December 31,		Year Ended December 31,

	2007	2006	2007	2006
Selected Financial Ratios(1):
Return on average assets	0.21%	0.15%	0.25%	0.28%
Return on average equity	1.51	1.38	1.80	2.88
Average interest-earning assets to average interest-bearing liabilities	117.07	110.53	114.90	112.60
Average equity to average assets	13.87	10.89	13.62	9.63
Interest rate spread	3.05	3.10	2.75	3.00
Net interest margin	3.48%	3.35%	3.20%	3.41%

	Period Ended
	December 31, 2007	December 31, 2006

Allowance for loan losses to total loans	1.19%	1.16%
Allowance for loan losses to nonperforming loans	309.79	188.72
Nonperforming loans to total loans	0.38%	0.62%

———————

(1)     Three months ended ratios are calculated on an annualized basis.

Note:

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.